150301

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the Office of	Business Number E0627452009-3
Barbara K. Cegavske	Filing Number 20170401301-19
Secretary of State State Of Nevada	Filed On 09/19/2017
	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Eco Science Solutions, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Shares

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

There are 50,000,000 Authorized Shares of Series A Preferred Shares. There are currently no issued or outstanding Shares of Series A Preferred Shares. 5,000,000 of the Series A Preferred Shares shall be designated as Series A Preferred Voting Shares which shall no conversion rights, or other rights, other than voting rights. Each of the 5,000,000 Shares of the Series A Preferred Shares shall convert into 3 times the issued and outstanding shares of Common Stock. Series A Preferred Voting Shares may not be transferred, sold, assigned, hypothecated, or otherwise disposed of, without first obtaining the written consent of both the majority Series A Preferred Voting Shareholders, and the Company's CEO.

5. Effective date of filing: (optional) September 19, 2017

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X ______________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.